COMMONWEALTH OF VIRGINIA

                          STATE CORPORATION COMMISSION

                           AT RICHMOND, AUGUST 6, 1997

APPLICATION OF

DELMARVA POWER AND LIGHT COMPANY              CASE NO. PUA970008
and
CONECTIV, INC.

For approvals under
Va. Code ss. 56-88.1 and Chapter 4
of Title 56 of the Code of
Virginia

                                  CONSENT ORDER

     On February 25, 1997, Delmarva Power & Light Company ("Delmarva") and Conectiv, Inc. ("Conectiv") (collectively, "the Companies") filed a joint application ("the Application"),/1/ pursuant to Virginia Code ss. 56-88.1, for approval of proposed transactions that would result in Conectiv acquiring control of Delmarva. The change in control stems from the proposed merger of Atlantic Energy, Inc. ("Atlantic Energy"), the parent of Atlantic City Electric Company ("Atlantic Electric") , into Conectiv and the merger of DS Sub, Inc. a subsidiary of Conectiv, into Delmarva and results in both Delmarva and Atlantic Electric becoming subsidiaries of Conectiv (hereafter referenced as "the Merger").

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/1/  The  Agreement  and Plan of Merger  dated  August 9, 1996,  as amended  and restated as of December 26, 1996, was included as Exhibit A of the Application.
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     On August 1, 1997,  the  Commission  Staff  filed,  pursuant to  Commission orders  dated March 19,  1997,  and July 10,  1997,  a report  ("Staff  Report")
detailing  the  results  of  its  analysis  of  the  Application.   Pursuant  to
recommendations made in that report, Delmarva and the Commission Staff agree to the following:

     l. Delmarva shall not assert, in any future proceeding, that the Commission's ratemaking authority is preempted by federal law with respect to Virginia's retail ratemaking treatment of any charges from any affiliate to Delmarva or from Delmarva to any affiliate;

     2. The  estimated  merger-related  savings/2/  and  costs  set forth in the
Application  appear  to  be  reasonable   estimates  of  the  potential  savings
attributable to the Merger and the costs incurred to achieve such merger;

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/2/  Merger savings will result from elimination of duplication in corporate and administrative programs, greater efficiencies in operations and business processes, increased purchasing efficiencies and the combination of two work forces.
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     3. In anticipation  of  merger-related  savings,  Delmarva shall reduce its
Virginia retail base revenues by an annual revenue amount of $422,000, or approximately 1.52% of total 1996 revenues, effective for service rendered on or after the date of the Closing./3/ The $422,000 revenue reduction represents approximately 50% of the estimated average annual net merger savings for Virginia jurisdictional customers. Such base rate decrease shall be reflected in a compliance filing made within 60 days after issuance of this Order;

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/3/  "Closing" refers to the date of the consummation of the Merger.
----------

     4. The revenue reduction shall be apportioned and the rates designed in a manner consistent with the recommendations of the Division of Energy Regulation as detailed in the Staff Report;

     5. In the event that Delmarva should agree to return to ratepayers a greater percentage of estimated merger-related savings in other jurisdictions, Delmarva agrees to provide the same percentage of savings to its Virginia jurisdictional customers, but in no event shall such savings be less than the $422,000. In such event, Delmarva shall submit to the Division of Public Utility Accounting a copy of the settlement agreement together with a comparison showing how the rate reduction is calculated;

     6. Should actual merger-related savings be greater than the estimates reflected herein, such additional savings may be at issue in any future Annual Informational Filing ("AIF") or other filing or proceeding addressing rates, commencing with test year 1998;

     7. All merger-related savings shall be recorded above the line for purposes of Delmarva's AIFs or other filings or proceedings addressing rates.

     8. For purposes of Delmarva's AIFs or other filings or proceedings addressing rates, the nonrecurring out-of-pocket cash costs to achieve the Merger shall be amortized over 10 years, commencing as of the date of the Closing. Delmarva shall file a report with the Commission describing all of its then-known actual nonrecurring out-of-pocket merger-related costs within 180 days after the date of the Closing;

     9. Commencing with test year 1998 the unamortized balance of the deferred costs to achieve the merger shall be subject to write-off or write-down in the event of a per books over-earnings situation as provided in Case No. PUE940063;/4/

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/4/  Application of Appalachian Power Company, For an expedited increase in base rates, Case No. PUE940063, 1996 S.C.C. Ann. Rept. 255.
----------

     10. Without prior Commission approval Delmarva agrees not to include in Virginia retail rates any costs attributable to Atlantic Energy's power supply costs and/or regulatory assets;

     11. Delmarva shall not include any merger-related costs in excess of merger-related savings in Virginia retail base rates in any test year. To comply with this commitment, Delmarva shall: (i) quantify, in accordance with generally accepted accounting principles, the direct, indirect and internal merger-related costs attributable to the period used to establish Virginia retail base rates; and (ii) demonstrate that merger-related savings for the same time period exceed such merger-related costs; and

     12. Delmarva acknowledges and agrees that the one for one stock conversion authority requested in its application to execute the merger only extends to shares of Delmarva stock previously authorized by the Commission and outstanding on the date of the Closing, and that such authority does not extend to any other affiliate or nonaffiliate financing authority.

     THE COMMISSION, having considered the joint request of Delmarva and Staff and applicable law, is of the opinion that adequate service at just and reasonable rates will not be impaired or jeopardized by Delmarva becoming a subsidiary of Conectiv and by Conectiv acquiring control of Delmarva pursuant to the terms and conditions set forth in the Merger Agreement, subject to the conditions agreed upon as set forth herein. The Commission is of the further opinion that the affiliate arrangements by which Support Conectiv will provide various services to Delmarva and that Delmarva will provide to Support Conectiv should be considered in a separate docket. Accordingly,

     IT IS ORDERED THAT:

     (1) The joint application of Delmarva and Conectiv of proposed transactions that will result in Delmarva becoming a subsidiary of Conectiv and Conectiv acquiring control of Delmarva be, and hereby is, approved subject to the terms and conditions as set forth in the Merger Agreement and the conditions agreed upon as detailed herein.

     (2) Within 60 days of the Closing Delmarva shall file appropriate tariffs with the Division of Energy Regulation that reflect the rate design described herein.

     (3) The affiliate arrangements by which Support Conectiv will provide various services to Delmarva and by which Delmarva will provide to Support Conectiv and arrangements by which various non-utility subsidiaries of Delmarva are made direct subsidiaries of Conectiv shall be considered in a separate docket; namely, Case No. PUA970040.

     (4) There being nothing further to be done in this matter, it be, and hereby is, dismissed from the Commission's docket of active cases.

     AN ATTESTED  COPY hereof shall be sent by the Clerk of the  Commission  to:
Peter F. Clark, Assistant General Counsel, Delmarva Power & Light Company, 800 King Street, P.O. Box 231, Wilmington, Delaware 19899; Guy T. Tripp, III, Esquire, Hunton & Williams, Riverfront Plaza, East Tower, 951 East Byrd Street, Richmond, Virginia 23219; The Honorable Robert S. Bloxom, Mappsville, Virginia 23407; The Honorable Thomas K. Norment, Jr., General Assembly Building, Room 320, Richmond, Virginia 23219; Thomas B. Nicholson, Office of Attorney General, Division of Consumer Counsel, 900 East Main Street, Richmond, Virginia 23219; and the Commission's Divisions of Public Utility Accounting, Energy Regulation, and Economics and Finance.

Have seen and agreed:


---------------------------------
Judith Williams Jagdmann, Esquire
Marta B. Curtis, Esquire


Have seen and agreed:


---------------------------------
Peter F. Clark, Esquire
Guy T. Tripp, III, Esquire